Exhibit 99.1

BPO Management Services to Focus Resources on Business Growth -  Delays 2009 Audit

Also announces Unaudited 2009 Financial Results

ANAHEIM, Calif., April 16, 2010 -- BPO Management Services, Inc. (the “Company”) (OTCBB: HAXS), a full-service information technology outsourcing (“ITO”) services company focused on serving middle-market enterprises, today announced that its Board of Directors unanimously approved the delay of its 2009 audit requirement and associated SEC Form 10-K filing. These actions will result in the Company’s common shares no longer being quoted on the Over the Counter Bulletin Board (OTCBB). Upon removal from the OTCBB, the Company’s common stock will be quoted on the Pink Sheets. The Company has been advised by the OTCBB that this transition will occur within the next few days.

In reaching its decision, the Company has elected to focus all of its efforts and resources on continuing to grow its core ITO business and temporarily relieve itself from the costs and expenses of the audit and associated reporting, and the substantial diversion of management’s time and efforts as well as its financial resources from the tasks required to develop the Company’s business and increase shareholder value. The Company will continue to evaluate the situation, considering such factors as the ongoing burden associated with the preparation and filing of annual, quarterly and current reports with the SEC, the requirements of the Sarbanes-Oxley Act of 2002, and the available financial and management resources of the Company.  At this time, the Company has not made a decision to seek to deregister its common stock, and the Company hopes to complete its 2009 audit later in the year when it is in a better position to divert its resources towards completing this effort and to get back to being current with its SEC reporting as soon as possible thereafter. In the mean time, the Company intends to continue to share unaudited quarterly, annual and other financial information with its shareholders through the periodic public release of this information through the appropriate distribution channel.

Patrick Dolan, the Company’s CEO said, “Given external market conditions and our activities of the past year, specifically the divestiture of our content management and healthcare business units, the auditing, legal and other expenses required to comply with SEC reporting requirements make it untenable for us to complete the audit and Form 10-K at this time. Like many small companies, we simply have to make a tough decision given the substantial financial and personnel resources required to timely meet these increasingly complex requirements.  We have chosen to focus all of our time, energy and resources on continuing to sharpen and expand our efforts to rapidly grow our information technology outsourcing business, thereby generating future shareholder value.  We believe this is the most prudent business decision given our circumstances.”  Dolan continued, “We are currently winning new business and experiencing very strong demand for our ITO services. Accordingly, we are in the process of migrating new customer contracts worth approximately $350,000 per month or $4.2 million per year on a recurring revenue basis, into our data center facilities during the first half of this year. Furthermore, given our current pipeline of opportunities, we anticipate that this accelerated growth track will continue throughout the remainder of this year and going forward into the near future. We firmly believe that our capabilities, combined with our unique marketplace positioning, as one of a very few nationally recognized providers of enterprise class data center outsourcing services to middle market enterprises, will continue to drive significant business growth and much improved financial results in 2010 and beyond. We anticipate that we will be able to catch-up with our audit and associated SEC filing requirements later in the current calendar year.”

2009 Unaudited Financial Results

Today the Company is also announcing its unaudited financial results for year ending December 31, 2009. The attached financial statements present the operations of Healthaxis, which were divested on January 29, 2010 as discontinued operations.

Revenue for continuing operations in 2009 was $11.9 million, a decrease of 22% compared to the $15.3 million for 2008.  The decrease in revenue primarily resulted from the following factors, external market conditions experienced throughout 2009 resulted in the loss of a few customers relating to their financial condition, decreases in professional services and one-time HRO software sales combined with a net drop in data center revenues as revenues from new customers had not yet begun to exceed declines from legacy customers. Cash operating expenses in 2009 decreased by approximately $2.1 million, compared to 2008, primarily reflecting Company cost-efficiency initiatives and the drop in revenue. However, it is important to note that given the Company’s fixed ITO infrastructure, new business can be added with relatively high incremental margins as additional revenue is delivered from the same operating platform. During 2009, the Company also experienced growth in accounts payable and accrued expenses as a result of general business conditions and non-recurring expenses required to ramp-up to support new data center customers. The Company has begun to bring new data center revenue on-line and is anticipating that approximately $4.2 million of new revenue will have been added, on an annual run-rate basis, by the end of the second quarter.

Mr. Dolan continued, “Given the general economic conditions of 2009, we have obviously come through a difficult experience, which adversely impacted both our company and the environment in which we operate. Having said this, we are now a much leaner organization who is solely focused on the delivery of information technology outsourcing services to middle market enterprises. By contracting with us, our customers experience reduced costs and enhanced service levels – a very attractive and straight forward sales proposition, especially in this economy. Accordingly, we are winning new business, diligently building a significant backlog of new business opportunities and starting to see real business growth in 2010. Management remains confident that as we continue to expand our base of recurring revenue we are well-positioned to accelerate growth and achieve positive cash flow from operations in fairly short order.”

As of December 31, 2009, BPOMS' balance sheet showed $0.1 million in cash compared to $0.9 million at December 31, 2008.  The balance sheet cash position was strengthened as a result of the divestiture of the Company’s healthcare business on January 29, 2010.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008
(UNAUDITED)

	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$132,355	$921,804
Accounts receivable, net of allowance for doubtful accounts	1,513,543	3,195,184
Prepaid expenses and other current assets	708,378	610,417
Current assets held for sale	3,311,076	6,971,106
Total current assets	5,665,352	11,698,511

Equipment, net of accumulated depreciation	4,695,725	4,252,650
Intangible assets, net of accumulated amortization	2,136,935	2,592,955
Other assets	78,155	78,155
Non-current assets held for sale	4,113,755	12,126,735
	$16,689,922	$30,749,006

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of lines of credit and long-term debt	$1,569,227	$476,652
Current portion of capital lease obligations	747,936	394,765
Accounts payable	4,664,816	2,522,832
Accrued expenses	2,930,979	1,831,112
Restructuring liability	256,107	-
Accrued interest-related party	76,731	-
Accrued dividend payable-related party	651,281	651,281
Amount due former shareholders of acquired companies	-	1,000,000
Deferred revenues	932,079	1,241,916
Related party notes payable	830,246	930,246
Other current liabilities	120,000	-
Current liabilities associated with assets held for sale	3,815,059	9,646,367
Total current liabilities	16,594,461	18,695,171

Lines of credit and long-term debt, net of current portion	-	311,562
Capital lease obligations, net of current portion	1,003,581	690,278
Accrued dividend payable	1,369,331	1,369,331
Other long-term liabilities	952,418	33,115
Non-current liabilities associated with assets held for sale	131,951	1,365,841
Total liabilities	20,051,742	22,465,298

Stockholders' equity
Convertible preferred stock, Series B, par value $1.00; authorized 21,105,000 shares and 21,103,955 shares issued and outstanding	21,103,955	21,103,955
Common stock, par value $0.10; authorized 1,900,000,000 shares and 15,098,706 and 15,165,586 shares issued and outstanding, respectively	1,509,871	1,516,559
Additional paid-in capital	15,112,945	14,687,206
Accumulated deficit	(41,051,380)	(28,706,729)
Accumulated other comprehensive income, foreign currency translation adjustments	(37,211)	(317,283)
Total stockholders' equity	(3,361,820)	8,283,708
	$16,689,922	$30,749,006

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(UNAUDITED)

	2009	2008
Revenues:
IT outsourcing services	$11,143,291	$13,595,645
Human resource outsourcing servicing	749,649	1,727,631
Total revenues	11,892,940	15,323,276

Operating expenses:
Cost of services provided	7,371,834	7,750,105
Selling, general and administrative	6,988,032	8,938,627
Research and development	465,113	322,876
Depreciation and amortization	2,671,803	2,253,545
Share-based compensation	27,051	1,287,048
Goodwill & Intangible asset impairment	-	10,570,561
Restructuring costs	382,207	-
Total operating expenses	17,906,040	31,122,762
Loss from operations	(6,013,100)	(15,799,486)

Interest expense
Related parties	64,539	102,246
Other, net	359,677	106,740
Total interest expense	424,216	208,986

Loss before income taxes	$(6,437,316)	$(16,008,472)

Income tax expense	-	128,230

Loss from continuing operations	$(6,437,316)	$(16,136,702)

Discontinued operations:
Loss from sale of discontinued business	(5,907,335)	(2,001,112)

Net loss	(12,344,651)	(18,137,814)

Foreign currency translation loss	(180,263)	(763,548)

Comprehensive loss	$(12,524,914)	$(18,901,362)

Loss per share basic and diluted
Loss from continuing operations	$(0.43)	$(1.27)
Loss from discontinued operations	(0.39)	(0.16)
Net loss per share basic and diluted	$(0.82)	$(1.43)

Basic and diluted weighted average common shares outstanding	15,098,706	12,671,034

About BPO Management Services, Inc.
BPO Management Services (BPOMS) is a full service information technology outsourcing services provider that offers a diversified range of on-demand technology services, including, information technology solutions, human resources information systems and enterprise content management software, to support the back-office business requirements of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit http://www.bpoms.com

Forward-Looking Statements
Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BPO Management Services, Inc. (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at http://www.sec.gov under "Search for Company Filings."

     Company Contact:
     BPO Management Services, Inc.
     Patrick Dolan, Chairman & CEO
     patrick.dolan@bpoms.com